Exhibit 10.1

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (“Amendment”) is entered into as of January 16, 2024 (the “Execution Date”) by and between Indonesia Energy Corporation Limited, a Cayman Islands exempted company (the “Company”) and Mirza F. Said, an individual (the “Executive”).

WHEREAS, the Company and the Executive entered into that certain Employment Agreement that became effective as of February 1, 2019 (the “Agreement”); and

WHEREAS, the Company and the Executive wish to amend the Agreement on the terms set forth herein.

NOW THEREFORE, in consideration of the mutual premises, covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt, and legal adequacy of which is hereby acknowledged, the Company and the Executive, intending to be legally bound, hereby agree to amend the Agreement as follows:

1. Capitalized Terms. All capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

2. Amendment to Section 1. Effective January 16, 2024, the Company and the Executive hereby completely amend and restate Section 1 of the Agreement and replace such Section in its entirety with the following: “As of the Effective Date, the Company shall employ the Executive as, and the Executive hereby accepts the position of, chief operating officer (“COO”) of the Company (the “Employment”) on the terms and conditions set forth herein.”

3. Base Salary Acknowledgement. The Company acknowledges and agrees that the Executive’s pre-tax annual base salary will remain at US$204,000.

4. Amendment to Section 3. Effective January 16, 2024, the Company and the Executive hereby completely amend and restate Section 3(a) of the Agreement and replace such Section 3(a) in its entirety with the following: “The Executive’s duties at the Company will include all the duties and responsibilities typically associated with the office of COO of a similarly sized, U.S. listed public company in the oil and gas exploration and production sector. As COO of the Company, the Executive shall be responsible for, amongst other customary matters as may be determined from time to time by the Company’s Board of Directors (including any designated committee thereof, the “Board”), the duties and responsibilities as set out in APPENDIX A hereto (which Appendix is incorporated by reference herein and made a part hereof). During the term of his Employment, Executive shall report to and be responsible to the Chief Executive Officer of the Company (the “CEO”).”

5. Effective January 16, 2024, the Company and the Executive hereby completely amend and restate APPENDIX A of the Agreement and replace such Section in its entirety with APPENDIX A attached herein.

6. No Other Amendments. Nothing in this Amendment is intended to amend any language of the Agreement other than as specifically set forth above, and the remainder of the Agreement shall be unmodified and in full force and effect.

IN WITNESS WHEREOF, each of the Company and the Executive has executed this First Amendment to Employment Agreement as of the date first above written.

Indonesia Energy Corporation Limited

By:	/s/ Wirawan Jusuf
Wirawan Jusuf
CEO

/s/ Mirza F. Said
Mirza F. Said

2

APPENDIX A

Summary:

The Chief Operating Officer (“COO”) is responsible for the operations of the Company and Group and related activities. The primary responsibility of the COO is to lead the day-to-day operations of the business of the Company and the Group in accordance with the Company’s strategic plan and operating and capital budgets as approved by the Board.

Description of Duties:

1.	Overall mission:

a.	Oversee the day-to-day operations of the business of the Company and the Group;

b.	Develop, in collaboration with the CEO and the Chief Financial Officer (“CFO”) an annual operating plan that supports the Company’s current and long term operations strategy;

c.	Assist the CEO and the CFO in developing and overseeing the long-term business strategies of the Company;

d.	Assist the CEO in overseeing the Company’s achievement and maintenance of a satisfactory competitive position within its industry; and

e.	Keep the CEO fully informed in a timely and candid manner of the conduct of the day-to-day operations of the Company towards the achievement of its established goals and of all material deviations from the goals or objectives and policies established by the Board;

2.	Operations:

a.	With respect to operational matters, ensure proper communications, resolution of issues and project development;

b.	Ensure the development of appropriate and legally compliant health and safety practices for the Company and oversee compliance with those practices;

c.	Be available to brief the CEO on operational matters for review in advance of meetings of the Board; and

d.	As requested by the Board, attend meetings of the Board and its Committees and present the information necessary or relevant to the Board or such Committee for discharging its duties;

3.	General responsibilities:

a.	Foster a corporate culture that promotes ethical practices, customer focus and service and encourages individual integrity;

b.	Maintain a positive and ethical work climate that is conducive to attracting, retaining and motivating a diverse group of top-quality employees at all levels;

c.	Coordinate the sustainability strategies of the Company and the Group;

d.	Assess and manage the principal risks of the Company’s business within operations (proposals, projects and staffing);

e.	Ensure that there is an effective succession plan in place for the COO position and other key employees of the Company reporting to the COO;

f.	Assist the CEO in establishing and maintaining an appropriate organizational structure for the Company and the Group;

g.	Evaluate the performance of employees of the Company reporting to the COO; and

h.	Perform other functions related to the office of the COO or as may be requested by the CEO or the Board.”